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As filed with the Securities and Exchange Commission on September 18, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	68-0629883 (I.R.S. Employer Identification Number)

1415 Louisiana Street, Suite 2700
Houston, Texas 77002
(281) 408-1200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Charles C. Boettcher
1415 Louisiana Street, Suite 2700
Houston, Texas 77002
(281) 408-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Douglas E. McWilliams
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common units representing limited partner interests	53,340,601(1)	$4.07(2)	$217,096,247(2)	$27,962(2)

(1)
Pursuant to Rule 416(a) under the Securities Act, the number of common units being registered on behalf of the selling unitholders shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.

(2)
Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices of our common units on September 12, 2014, as reported on the Nasdaq Global Select Market.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Securities may not be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 18, 2014

PROSPECTUS

EAGLE ROCK ENERGY PARTNERS, L.P.

53,340,601 Common Units Representing Limited Partner Interests

        This prospectus relates to up to 53,340,601 common units representing limited partner interests in Eagle Rock Energy Partners, L.P. that the selling unitholders named in this prospectus or in any supplement to this prospectus or document incorporated by reference herein may from time to time, in one or more offerings, offer and sell. For a detailed discussion of the selling unitholders, please read "Selling Unitholders."

        The selling unitholders may offer and sell these common units to or through one or more underwriters, dealers or agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these common units and the general manner in which the selling unitholders will offer the common units. The specific terms of the common units the selling unitholders offer will, if not included in this prospectus or information incorporated by reference herein, be included in a supplement to this prospectus. The prospectus supplement may describe the specific manner in which the selling unitholders will offer the common units and also may add, update or change information contained in this prospectus.

        You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our common units. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information about us, including our financial statements.

        Our common units are listed on the Nasdaq Global Select Market (the "NASDAQ") under the symbol "EROC."

        Limited partnerships are inherently different than corporations, and investing in our common units involves a high degree of risk. You should carefully consider the risks relating to investing in our common units and each of the other risk factors described under "Risk Factors" on page 2 of this prospectus before you make an investment in our common units.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the common units or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2014

        In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. The selling unitholders are not offering these common units in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or such prospectus supplement. You should not assume that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference.

i

GUIDE TO READING THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, the selling unitholders may over time, in one or more offerings, offer and sell up to 53,340,601 of our common units representing limited partner interests ("common units").

        Any prospectus supplement may include additional risk factors or other special considerations applicable to the common units and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

        The following information should help you understand some of the conventions used in this prospectus.

  •
  Throughout this prospectus, when we use the terms "we," "us," "the Partnership" or "Eagle Rock Energy Partners, L.P.," we are referring to Eagle Rock Energy Partners, L.P., the registrant itself, or to Eagle Rock Energy Partners, L.P. and our operating subsidiaries collectively, as the context requires.

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  We are managed by Eagle Rock Energy G&P, LLC, which is the general partner of our general partner, Eagle Rock Energy GP, L.P. We refer to Eagle Rock Energy G&P, LLC as "G&P" or "the general partner of our general partner." In addition, certain references to our general partner refer to Eagle Rock Energy GP, L.P. and Eagle Rock Energy G&P, LLC, collectively. Any reference to our "board of directors" or our officers refers to the board of directors or the officers of G&P, respectively. Both G&P and our general partner are wholly owned subsidiaries of the Partnership.

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  Throughout this prospectus, references to "Natural Gas Partners" or "NGP" refer to Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. in the context of any description of our investors, and in other contexts refer to NGP Energy Capital Management, which manages a series of energy investment funds, including Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. References to the "NGP Parties" refer to Natural Gas Partners, Montierra Minerals & Production, L.P., Montierra Management LLC, and each of their respective affiliates; provided, that none of the general partner, the general partner of our general partner, the Partnership nor the Partnership's subsidiaries shall be included in the definition of "NGP Parties."

WHERE YOU CAN FIND MORE INFORMATION

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus or any prospectus supplement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding any information furnished pursuant to Items 2.02 or 7.01 on any Current Report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed:

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  Our Annual Report on Form 10-K for the year ended December 31, 2013;

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  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014;

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  Our Current Reports on Form 8-K (excluding Items 2.02 and 7.01 and related exhibits) filed on January 28, 2014, February 27, 2014, February 28, 2014, March 19, 2014, April 24, 2014, April 29, 2014, May 1, 2014, May 16, 2014, May 28, 2014, May 29, 2014, June 3, 2014, June 24, 2014, July 3, 2014, July 31, 2014, August 20, 2014, September 8, 2014 and September 17, 2014 and Current Reports on Form 8-K/A filed on February 28, 2014 and March 31, 2014; and

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  The description of our common units contained in our Registration Statement on Form 8-A/A, filed on September 12, 2006 and amended on May 27, 2010 and March 27, 2013, and any subsequent amendment or report filed for the purpose of updating such description.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Eagle Rock Energy Partners, L.P.
Investor Relations
1415 Louisiana Street, Suite 2700
Houston, Texas 77002
(281) 408-1200

        Additionally, you may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's website www.sec.gov.

        We also make available free of charge on our website at www.eaglerockenergy.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" as defined by the SEC. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. We do not assume any obligation to update such forward-looking statements following the date of this prospectus. For a complete description of these risks, see our risk factors set forth in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly

Report on Form 10-Q for the quarterly period ended March 31, 2014, which are incorporated into this prospectus. These factors include but are not limited to:

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  Drilling and geological/exploration risks;

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  Assumptions regarding oil and natural gas reserve levels and costs to exploit and timing of development;

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  Volatility or declines (including sustained declines) in commodity prices;

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  Ability to make favorable acquisitions and integrate operations from such acquisitions;

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  Our existing levels of indebtedness;

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  Hedging activities;

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  Ability to obtain credit and access capital markets;

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  Ability to remain in compliance with the covenants set forth in our revolving credit facility;

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  Conditions in the securities and/or capital markets;

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  Availability and cost of processing and transporting of natural gas liquids ("NGLs");

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  Competition in the oil and natural gas industry;

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  Relevant legislative or regulatory changes, including retroactive royalty or production tax regimes, changes in environmental, health and safety regulation, hydraulic fracturing regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations;

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  Shortages of personnel and equipment;

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  Increases in interest rates;

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  Creditworthiness of our counterparties;

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  Weather, including the occurrence of any adverse weather conditions and/or natural disasters affecting our business;

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  Any other factors that impact or could impact the exploration of oil or natural gas resources, including but not limited to the geology of a resource, the total amount and costs to develop recoverable reserves, legal title, regulatory, natural gas administration, marketing and operations factors relating to the extraction of oil and natural gas;

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  Tax risk associated with pass-through investment, including potential reduction in tax shield or creation of phantom income in the event distributions are not enough to support the tax burden; and

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  Impact of cyber-security threats and related disruptions.

ABOUT EAGLE ROCK ENERGY PARTNERS, L.P.

Overview

        We are a domestically focused, growth-oriented publicly traded master limited partnership engaged in the business of developing and producing interests in oil and natural gas property interests. Our interests include operated and non-operated wells located in the Mid-Continent (which includes areas in Oklahoma, Arkansas and the Texas Panhandle); Permian (which includes areas in West Texas); East Texas/South Texas/Mississippi; and Southern Alabama (which also includes two treating facilities and one natural gas processing plant and related gathering systems).

Management of Eagle Rock Energy Partners, L.P.

        Eagle Rock Energy GP, L.P., our general partner, has sole responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, Eagle Rock Energy G&P, LLC, conducts our business and operations, and the board of directors and executive officers of Eagle Rock Energy G&P, LLC make decisions on our behalf. Both our general partner and its general partner are our wholly-owned subsidiaries. Neither our general partner nor any of its affiliates receive any management fee or other compensation in connection with the management of our business, but they are entitled to reimbursement for all direct and indirect expenses they incur on our behalf.

        As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we conduct our operations through subsidiaries.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 1415 Louisiana Street, Suite 2700, Houston, TX 77002 and our telephone number is (281) 408-1200. Our website is located at www.eaglerockenergy.com. We make our periodic and current reports and other information filed with or furnished to the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

        An investment in our common units involves a high degree of risk. Before you invest in our common units, you should carefully consider those risks described in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, together with all of the other information included in this prospectus and any prospectus supplement, including risks relating to our business, risks inherent in an investment in us and tax risks. If any such risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units could decline, and you could lose all or part of your investment.

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of common units by the selling unitholders in any offering.

OUR CASH DISTRIBUTION POLICY

        You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section or in the information incorporated into this prospectus. In addition, you should read "Forward-Looking Statements" on page iii and "Risk Factors" starting on page 2 for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

        For additional information regarding our operating results, you should refer to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, which are incorporated into this prospectus.

Distributions of Available Cash

        General.    Subject to applicable law, within 45 days after the end of each quarter, we will distribute all of our available cash to our common unitholders of record on the applicable record date on a pro rata basis.

        Available cash (which is defined in our Second Amended and Restated Agreement of Limited Partnership (as amended, the "Partnership Agreement")) means, for any fiscal quarter, (a) all cash on hand at the end of that quarter, plus if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for that quarter less (b) the amount of cash reserves established by our general partner to provide for the proper conduct of our business, including for future capital expenditures and credit and other needs, comply with applicable law, any of our debt instruments or other agreements or provide funds for distributions to our common unitholders for any one or more of the next four quarters. The definition of available cash permits us to borrow cash to make distributions in times when we do not have sufficient cash on hand and to reserve cash for, among other things, the proper conduct of our business instead of distributing all of such cash.

        In making decisions regarding the establishment of cash reserves, our board of directors may take into account, among other things, our projected capital requirements, its view of future commodity prices, economic conditions present and forecasted in the United States and other economies around the world, and other variables that it believes could impact the near- and long-term sustainability of our distribution level. We plan to continue with our strategy of utilizing derivatives to mitigate the impact of changes in commodity prices on our financial results.

        The board of directors will evaluate our distribution policy from time to time as conditions warrant in the future.

        Rationale for Our Cash Distribution Policy.    Our cash distribution policy reflects a basic judgment that, generally, our common unitholders will be better served by us distributing our cash available after expenses and reserves rather than retaining it. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our common unitholders than would be the case were we subject to such tax.

        Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.    There is no guarantee that common unitholders will receive quarterly distributions from us and, in fact, no quarterly distributions were paid with respect to the quarterly periods ended March 31, 2014 and June 30, 2014. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

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  Restrictions contained in our revolving credit facility limit our ability to make distributions. Specifically, our revolving credit facility contains material financial tests and covenants that we must satisfy. Our Annual Report on Form 10-K for the year ended December 31, 2013 and our

    Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, which is incorporated by reference in this prospectus, contains a description of our revolving credit facility. Should we be unable to satisfy these restrictions or if we are otherwise in default under our revolving credit facility, we would be prohibited from making cash distributions to our common unitholders notwithstanding our stated cash distribution policy.

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  The amount of available cash for distributions under our cash distribution policy is determined by our general partner, taking into consideration the terms of the Partnership Agreement.

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  Under Section 17-607 of the Delaware Act, we may not make a distribution to our common unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.

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  We may lack sufficient cash to pay distributions to our common unitholders due to increases in our general and administrative expense, principal and interest payments on our outstanding debt, tax expenses including the entity-level taxation in the State of Texas, working capital requirements and anticipated cash needs.

        Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital.    Our intention is to distribute all of our available cash to our common unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in the Partnership Agreement, revolving credit facility or the indenture governing our senior notes on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our common unitholders.

        Our distribution policy is consistent with the terms of our Partnership Agreement, which requires that we distribute all of our available cash quarterly. Our general partner has the authority to determine the amount of our available cash for any quarter. Our Partnership Agreement provides that certain determinations made by our general partner in its capacity as our general partner, including determinations of available cash and expenses and the establishment of reserves, must be made in good faith and that such determination will not be subject to any other standard imposed by our Partnership Agreement, the Delaware limited partnership statute or any other law, rule or regulation or principles of equity. Our Partnership Agreement provides that, in order for a determination by our general partner to be made in "good faith," our general partner must believe that the determination is in our best interests.

        The provisions of our Partnership Agreement relating to our cash distribution policy may not be modified or repealed without amending our Partnership Agreement; however, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our Partnership Agreement as described above.

        We will pay our distributions, if any, on or about the 15th of each February, May, August and November to holders of record on or about the 7th of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with the Partnership Agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our common unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our Partnership Agreement. Our Partnership Agreement is filed as Exhibit 3.1 on our Current Report on Form 8-K filed with the SEC on May 25, 2010 and Amendment No. 1 to our Partnership Agreement is filed as Exhibit 4.1 on our Current Report on Form 8-K filed with the SEC on July 30, 2010. We will provide prospective investors with a copy of our Partnership Agreement upon request at no charge.

        We summarize the following provisions of our Partnership Agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "Our Cash Distribution Policy;"

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units;" and

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  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        Our partnership was organized in May 2006 and will have a perpetual existence.

Purpose

        Our purpose under the Partnership Agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of acquiring, drilling and producing crude oil, condensate and natural gas, or ancillary gathering, compressing, treating, processing and marketing services with respect to the production of natural gas, natural gas liquids, condensate and crude oil, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a common unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our Partnership Agreement.

Cash Distributions

        Our Partnership Agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities. For a description of these cash distribution provisions, please read "Our Cash Distribution Policy."

Capital Contributions

        Common unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Voting Rights

        The following is a summary of the common unitholder vote required for the matters specified below. Matters requiring the approval of a "unit majority" require the approval of a majority of the common units outstanding.

Issuance of additional units	No approval right.
Amendment of the Partnership Agreement

Certain amendments may be made by the general partner without the approval of the common unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of the general partner	Our general partner may not withdraw as general partner. Please read "—Withdrawal or Removal of the General Partner."
Removal of the general partner	100% of the outstanding units, including those held by our general partner and its affiliates. Please read "—Withdrawal or Removal of the General Partner."
Transfer of general partner authority	Our general partner may not transfer any or otherwise delegate the power and authority to manage and control our business and affairs. See "—Transfer or Delegation of General Partner Authority."
Transfer of ownership interests in our general partner	Our general partner must remain a direct or indirect subsidiary of ours. Please read "—Transfer of Ownership Interests in the General Partner."
Elected members of our Board of directors	Plurality of votes cast. See "—Board of Directors."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace the general partner;

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  to elect Elected Directors (as defined in the Partnership Agreement) standing for election;

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  to approve some amendments to the Partnership Agreement; or

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  to take other action under the Partnership Agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the Partnership Agreement.

        Our subsidiaries conduct business in eight states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the Partnership Agreement, or to take other action under the Partnership Agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Fiduciary Duties

        Our Partnership Agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership Agreement modified standards

Our Partnership Agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our Partnership Agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the common unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our Partnership Agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special provisions regarding affiliated transactions

Our Partnership Agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of common unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•

"fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include members of the board of directors affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in the Partnership Agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the Partnership Agreement unenforceable against that person.

        We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "—Indemnification."

        In addition to the indemnification provisions in our Partnership Agreement, we have also entered into indemnification agreements with our executive officers and directors.

Issuance of Additional Securities

        Our Partnership Agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the common unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our Partnership Agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our Partnership Agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

        Our general partner has a non-economic interest in us and is not entitled to make any capital contributions or receive any distributions.

Amendment of the Partnership Agreement

        General.    Amendments to our Partnership Agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

        The provision of our Partnership Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). As of September 16, 2014, NGP beneficially owned 53,340,601 common units, representing over 33% of our outstanding common units.

        No Common Unitholder Approval.    Our general partner may generally make amendments to our Partnership Agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our Partnership Agreement;

  •
  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities;

  •
  any amendment expressly permitted in our Partnership Agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Partnership Agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Partnership Agreement;

  •
  a change in our fiscal year or taxable year and related changes;

  •
  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our Partnership Agreement without the approval of any limited partner if our general partner determines that those amendments:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our Partnership Agreement; or

  •
  are required to effect the intent expressed in the registration statement from our initial public offering or the proxy statement for the special meeting at which our Partnership Agreement was approved or the intent of the provisions of our Partnership Agreement or are otherwise contemplated by our Partnership Agreement.

        Opinion of Counsel and Common Unitholder Approval.    Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to our Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. See "—Voting Rights."

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, the Partnership Agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our common unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the Partnership Agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

        If the conditions specified in the Partnership Agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the Partnership Agreement. The common unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under our Partnership Agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our Partnership Agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our Partnership Agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither our partnership, our operating partnership nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in "Our Cash Distribution Policy—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

        Our general partner may not withdraw as general partner.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 100% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units voting as a separate class. As of September 16, 2014, NGP beneficially owned 53,340,601 common units, representing over 33% of our outstanding common units.

        In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our Partnership Agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer or Delegation of General Partner Authority

        Our general partner may not transfer any or otherwise delegate the power and authority to manage and control our business and affairs.

Transfer of Ownership Interests in the General Partner

        Our general partner must remain a direct or indirect subsidiary of ours.

Transfer of Partnership Securities by the NGP Parties

        Prior to May 21, 2015, the NGP Parties may not, without the prior approval of the conflicts committee of the board of directors of our general partner, sell 5% or more of the partnership securities of any class for a sales price that exceeds the market price of our common units by 5% or more except in a broadly distributed underwritten public equity offering or where such premium is shared pro rata with all common unitholders.

Change of Management Provisions

        Our Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to the NGP Parties, to any person or group who acquires the units with the prior approval of the board of directors of our general partner and any other person or group designated by the board of directors of our general partner.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Any action that is required or permitted to be taken by the common unitholders may be taken either at a meeting of the common unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Special meetings of the common unitholders may be called by our general partner or by common unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. We hold annual meetings for the election of a portion of our directors. Please read "—Board of Directors." Common unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the common unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of common unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. This restriction does not apply to the NGP Parties and certain other holders. Please read "—Change of Management Provisions." Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Board of Directors

        Our board of directors consists of nine available director positions. Of those nine director positions:

  •
  five directors are elected by our common unitholders other than the NGP Parties (the "Elected Directors"), three of which must be independent;

  •
  one management director (the "Management Director"), which will be the chief executive officer of G&P or his designee; and

  •
  three directors may be appointed by NGP (the "NGP Directors").

        Currently, there are only two NGP Directors serving on the board of directors, and the third NGP Director seat remains empty. The directors are classified with respect to their term of office into three classes as equal in number as possible. No class will contain more than one NGP Director.

        Each calendar year, we hold an annual meeting of our limited partners to elect a number of individuals equal to the number of Elected Directors whose terms expire at such annual meeting to hold office until the third succeeding annual meeting or until such director's earlier death, resignation or removal. The individuals to stand for election as Elected Directors must be nominated by either a majority of the Elected Directors on the board of directors or a limited partner holding at least 10% of our outstanding common units at the time of notice for nomination. In order for a limited partner to make such nomination, it must provide notice of the nomination to our general partner not earlier than 135 days or less than 120 days prior to the anniversary of the preceding year's annual meeting and comply with certain other requirements set forth in our Partnership Agreement. The Elected Directors will be elected by a plurality of the votes cast. The NGP Parties are not entitled to vote in any election of Elected Directors unless the NGP Parties' ownership interest in our outstanding common units falls below 5%. In addition, at each annual meeting, the NGP Parties have the right to appoint a number of individuals equal to the number of NGP Directors whose terms expire at such annual meeting, to hold office until the third succeeding annual meeting or until such director's earlier death, resignation or removal.

        An Elected Director may be removed only for cause upon the vote of a majority of other Elected Directors. An NGP Director may be removed at any time by Natural Gas Partners or for cause by a majority of the remaining directors. In addition, if at any time that the NGP Parties' ownership interest in our outstanding common units falls below 20% or 10%, however, Natural Gas Partners will only have the right to nominate and elect two or one NGP Directors, respectively. If the NGP Parties' ownership interest in our outstanding common units falls below 5%, then all of our directors will be elected by our common unitholders.

        Any vacancies in Elected Directors (whether due to death, resignation or removal of an Elected Director or an increase in the total number of Elected Directors) may be filled, until the next annual meeting at which the term of such class expires, by a majority of the remaining Elected Directors then in office. An Elected Director may be removed only for cause and only upon a vote of the majority of the remaining Elected Directors then in office. Any vacancies in NGP Directors may be filled by NGP in its sole discretion.

Status as Limited Partner

        By transfer of common units in accordance with our Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and common unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

        Under our Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of a general partner or any departing general partner;

  •
  any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

  •
  any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our Partnership Agreement.

        In addition to the indemnification provisions in our Partnership Agreement, we have also entered into indemnification agreements with our officers and directors.

Reimbursement of Expenses

        Our Partnership Agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to common unitholders will depend on the cooperation of common unitholders in supplying us with specific information. Every common unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

  •
  copies of our Partnership Agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our Partnership Agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates (including, without limitation, the NGP Parties) or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Eagle Rock Energy GP, L.P. as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and fees.

        We are filing the registration statement of which this prospectus forms a part pursuant to a request by the NGP Parties under our Partnership Agreement.

DESCRIPTION OF THE COMMON UNITS

The Common Units

        The common units represent limited partner interests in us. The holders of common units are entitled to participate in distributions and exercise the rights or privileges available to limited partners under our Partnership Agreement. For a description of the relative rights and preferences of holders of common units in and to distributions, please read this section and "Our Cash Distribution Policy." For a description of the rights and privileges of limited partners under our Partnership Agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

        Duties.    American Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by common unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a common unitholder; and

  •
  other similar fees or charges.

        There is no charge to common unitholders for disbursements of our cash distributions. We indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our Partnership Agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our Partnership Agreement; and

  •
  gives the consents and approvals contained in our Partnership Agreement.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 MATERIAL TAX CONSEQUENCES

        This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective common unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective common unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to "we" or "us" are references to Eagle Rock Energy Partners, L.P. and our subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. insofar as they relate to matters of U.S. federal income tax law and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our common unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain common unitholders. Furthermore, this section focuses on common unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other common unitholders subject to specialized tax treatment, such as tax-exempt institutions, non- U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts ("REITs") or mutual funds. Accordingly, we encourage each common unitholder to consult such common unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that common unitholder resulting from the ownership or disposition of common units and potential changes in applicable tax laws.

        We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service (the "IRS") or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne indirectly by our common unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a common unitholder whose common units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of common units) (please read "—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); (3) whether percentage depletion will be available to a common unitholder or the extent of the percentage depletion deduction available to any common unitholder (please read "—Tax Treatment of Operations—Oil and Natural Gas Taxation—Depletion Deductions"); (4) whether the deduction related to U.S. production activities will be available to a common unitholder or the extent of such deduction to any common unitholder (please read "—Tax Treatment of Operations—Oil and Natural Gas Taxation—Deduction for U.S. Production Activities"); and (5) whether our method for taking into account Section 743 adjustments is sustainable in certain cases

(please read "—Tax Consequences of Common Unit Ownership—Section 754 Election" and "—Uniformity of Common Units").

Taxation of the Partnership

Partnership Status

        We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our common unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the common unitholder had earned such income directly, even if we make no cash distributions to the common unitholder.

        Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage, processing, and marketing of crude oil, natural gas and products thereof, as well as other types of qualifying income such as interest (other than from a financial business) and dividends. We estimate that less than 1% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon the factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes and each of our operating subsidiaries that are partnerships or limited liability companies will be disregarded as an entity separate from us for federal income tax purposes.

        The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

          (a)   Neither we nor any of our operating subsidiaries that are partnerships or limited liability companies has elected nor will elect to be treated as a corporation for federal income tax purposes;

          (b)   For each taxable year of the Partnership beginning with 2006, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code;

          (c)   No material portion (i.e., less than 1 percent) of the Partnership's gross income from the sales of natural gas, natural gas liquids, oil, condensate and sulfur that is treated as qualifying income is derived from sales that could be construed as sales to an end-user (i.e. sales to a purchaser whose use of the product cannot be identified as refining, processing, reselling or marketing); and

          (d)   Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our common unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then as distributing that stock to the common unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by common unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read "—Taxation of the Partnership—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our common unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to common unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a common unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the common unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

        At the state level, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. We are, for example, subject to an entity level tax on the portion of our income that is generated in Texas. Imposition of such any such tax on us by any other state will reduce the cash available for distribution.

        The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Common Unit Ownership

Limited Partner Status

        Common unitholders who are admitted as limited partners of the partnership as well as common unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the Partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Treatment of Securities Loans." Common unitholders who are not treated as partners of the Partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

        Flow-Through of Taxable Income.    Subject to the discussion below under "—Entity-Level Collections of Common Unitholder Taxes" with respect to payments we may be required to make on behalf of our common unitholders, we will not pay any federal income tax. Rather, each common unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year.

Consequently, we may allocate income to a common unitholder even if that common unitholder has not received a cash distribution.

        Basis of Units.    A common unitholder's tax basis in its units initially will be the amount paid for those units increased by the common unitholder's initial allocable share of our liabilities. That basis generally will be (i) increased by the common unitholder's share of our income and any increases in such common unitholder's share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the common unitholder, the common unitholder's share of our losses, and any decreases in its share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

        Treatment of Distributions.    Distributions by us to a common unitholder generally will not be taxable to the common unitholder, unless such distributions exceed the common unitholder's tax basis in its units, in which case the common unitholder generally will recognize gain taxable in the manner described below under "—Disposition of Common Units."

        Any reduction in a common unitholder's share of our "liabilities" will be treated as a distribution by us of cash to that common unitholder. A decrease in a common unitholder's percentage interest in us because of our issuance of additional common units may decrease the common unitholder's share of our liabilities. For purposes of the foregoing, a common unitholder's share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that common unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the common unitholder's share of our profits. Please read "—Disposition of Common Units."

        A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a common unitholder to recognize ordinary income, if the distribution reduces the common unitholder's share of our "unrealized receivables," including recapture of intangible drilling costs, depreciation and depletion recapture, and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the common unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the common unitholder's recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the common unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

        Limitations on Deductibility of Losses.    A common unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the common unitholder's tax basis in its common units, and (ii) in the case of a common unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the common unitholder is considered to be "at risk" with respect to our activities. In general, a common unitholder will be at risk to the extent of its tax basis in its common units, reduced by (1) any portion of that basis attributable to the common unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the common unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to another common unitholder or can look only to the common units for repayment. A common unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a common unitholder's share of nonrecourse liabilities) cause the common unitholder's at risk amount to be less than zero at the end of any taxable year.

        Losses disallowed to a common unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the common unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a common unitholder's salary or active business income.

        In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a common unitholder's share of passive income we generate may be deducted in full when the common unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" generally is limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense allocated against portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

        The computation of a common unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A common unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

        Entity-Level Collections of Unitholder Taxes.    If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former common unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant common unitholder or general partner. Where the tax is payable on behalf of all the common unitholders or we cannot determine the specific common unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current common unitholders. We are authorized to amend our Partnership Agreement in the manner necessary to maintain the uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our Partnership Agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual common unitholder in which event the common unitholder may be entitled to claim a refund of the overpayment amount. Common unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

        Allocation of Income, Gain, Loss and Deduction.    In general, our items of income, gain, loss and deduction will be allocated among the common unitholders in accordance with their percentage interests in us. Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a "Book-Tax Disparity"). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the common unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other common unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  the partner's relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our Partnership Agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Securities Loans.    A common unitholder whose units are loaned (for example, a loan to a "short seller" to cover a short sale of units) may be treated as having disposed of those units. If so, such common unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending common unitholder and (ii) any cash distributions received by the common unitholder as to those units may be treated as ordinary taxable income.

        Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a common unitholder that enters into a securities loan with respect to its units. Common unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Tax Rates.    Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a common unitholder's allocable share of our income and gain realized by a common unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the common unitholder's net investment income from all investments, or (ii) the amount by which the common unitholder's modified adjusted gross income exceeds $250,000 (if the common unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the common unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        Section 754 Election.    We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

        Under our Partnership Agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of common unitholders purchasing units from us and common unitholders purchasing from other common unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read "—Uniformity of Common Units."

        The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a common unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a common unitholder's basis in its units, and may cause the common unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any common unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each common unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a common unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in offering and selling our common units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably, or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by common unitholders could change, and common unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Oil and Natural Gas Taxation

        Depletion Deductions.    Subject to the limitations on deductibility of losses discussed above (please read "—Tax Consequences of Common Unit Ownership—Limitations on Deductibility of Losses"), common unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Code requires each common unitholder to compute its own depletion allowance and maintain records of its share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our common unitholders with information relating to this computation for federal income tax purposes. Each common unitholder, however, remains responsible for calculating its own depletion allowance and maintaining records of its share of the adjusted tax basis of the underlying property for depletion and other purposes.

        Percentage depletion is generally available with respect to common unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative contracts or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the common unitholder's gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the common unitholder from the property for each taxable year, computed without the depletion allowance. A common unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the common unitholder's average net daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between natural gas and oil production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

        In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a common unitholder's total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the common unitholder's total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

        Common unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (a) dividing the common unitholder's share of the adjusted tax basis in the underlying mineral property by the number of mineral common units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (b) multiplying the result by the number of mineral common units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the common unitholder's share of the total adjusted tax basis in the property.

        All or a portion of any gain recognized by a common unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the common unitholder of some or all of its common units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

        The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the common unitholders. Further, because depletion is required to be computed separately by each common unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the common unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read "—Recent Legislative Developments." We encourage each prospective common unitholder to consult its tax advisor to determine whether percentage depletion would be available to it.

        Deductions for Intangible Drilling and Development Costs.    We will elect to currently deduct intangible drilling and development costs ("IDCs"). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil or natural gas. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

        Although we will elect to currently deduct IDCs, each common unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a common unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

        Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and natural gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An "integrated oil company" is a taxpayer that has economic interests in oil or natural gas properties and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. To qualify as an "independent producer" that is not subject to these IDC deduction limits, a common unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent of natural gas) on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

        IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a common unitholder of interests in us. Recapture is generally determined at the common unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read "—Recent Legislative Developments."

        Deduction for U.S. Production Activities.    Subject to the limitations on the deductibility of losses discussed above and the limitations discussed below, common unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of the lesser of (1) our qualified production activities income that is allocated to such common unitholder or (2) the common unitholder's taxable income, but not to exceed 50% of such common unitholder's IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses, and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown, or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine its Section 199 deduction, each common unitholder will aggregate its share of the qualified production activities income allocated to it from us with the common unitholder's qualified production activities income from other sources. Each common unitholder must take into account its distributive share of the expenses allocated to it from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the common unitholder's share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read "—Tax Consequences of Common Unit Ownership—Limitations on Deductibility of Losses."

        The amount of a common unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the common unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each common unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the common unitholder's allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our common unitholders, and thus a common unitholder's ability to claim the Section 199 deduction may be limited.

        A common unitholder's otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (1) the oil related qualified production activities income of the taxpayer for the taxable year, (2) the qualified production activities income of the taxpayer for the taxable year, or (3) the taxpayer's taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term "oil related qualified production activities income" means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. We expect that most or all of our qualified production activities income will consist of oil related qualified production activities income.

        This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to common unitholders. Further, because the Section 199 deduction is required to be computed separately by each common unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the common unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read "—Recent Legislative Developments." Each prospective common unitholder is encouraged to consult its tax advisor to determine whether the Section 199 deduction would be available to it.

        Lease Acquisition Costs.    The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read "—Tax Treatment of Operations—Oil and Natural Gas Taxation—Depletion Deductions."

        Geophysical Costs.    The cost of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred. This 24-month period is extended to 7 years in the case of major integrated oil companies. Moreover, the 24-month period may be similarly extended for all taxpayers if recently proposed tax (or similar) legislation is enacted. For a discussion of such legislative proposals, please read "—Recent Legislative Developments."

        Operating and Administrative Costs.    Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Recent Legislative Developments.

        The Obama Administration's budget proposals for fiscal years 2014 and 2015 include proposals that would, among other things, eliminate or reduce certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (1) the repeal of the percentage depletion allowance for oil and natural gas properties, (2) the elimination of current deductions for intangible drilling and development costs and certain environmental clean-up costs, (3) the elimination of the deduction for certain domestic production activities, and (4) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these proposals will be introduced into law and, if so, how soon any resulting changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our common unitholders and negatively impact the value of an investment in our units.

Disposition of Common Units

        Recognition of Gain or Loss.    A common unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the common unitholder's amount realized and tax basis in the units sold. A common unitholder's amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a common unitholder's share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a common unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our "inventory items," regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a common unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        For purposes of calculating gain or loss on the sale of units, the common unitholder's adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling common unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a common unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A common unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A common unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the common unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a common unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code, and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee common unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee common unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the common unitholder's interest, our taxable income or losses could be reallocated among the common unitholders. We are authorized to revise our method of allocation between transferor and transferee common unitholders, as well as common unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A common unitholder who disposes of common units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to that quarter but will not be entitled to receive that cash distribution for that period.

        Notification Requirements.    A common unitholder who sells or purchases any common units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have "constructively" terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all common unitholders. In the case of a common unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such common unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Common Units

        Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the common units. Please read "—Tax Consequences of Common Unit Ownership—Section 754 Election."

        Our Partnership Agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, amortization or loss deductions to which a common unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some common unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

        A common unitholder's basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the common unitholder's basis in its common units, and may cause the common unitholder to understate gain or overstate loss on any sale of such common units. Please read "—Disposition of Common Units—Recognition of Gain or Loss" above and "—Tax Consequences of Common Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, "Non-U.S. Common Unitholders") raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective common unitholders that are tax-exempt entities or non-U.S. common unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt common unitholder.

        Non-U.S. common unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business ("effectively connected income") and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty, and will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. common unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. common unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. common unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

        In addition, because a non-U.S. common unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation's "U.S. net equity" to the extent reflected in the corporation's effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate common unitholder is a "qualified resident." In addition, this type of common unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A non-U.S. common unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. common unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a non-U.S. common unitholder's gain from the sale or other disposition of its units may be treated as effectively connected with a common unitholder's indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. common unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such common unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. common unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each common unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each common unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective common unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each common unitholder to adjust a prior year's tax liability, and may result in an audit of its return. Any audit of a common unitholder's return could result in adjustments unrelated to our returns.

        Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes and our Partnership Agreement designates our general partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of common unitholders. The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against common unitholders for items in our returns. The Tax Matters Partner may bind a common unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that common unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the common unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any common unitholder having at least a 1% interest in profits or by any group of common unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each common unitholder with an interest in the outcome may participate in that action.

        A common unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a common unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b)   a statement regarding whether the beneficial owner is:

            1.     a non-U.S. person;

            2.     a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

            3.     a tax-exempt entity;

          (c)   the amount and description of common units held, acquired or transferred for the beneficial owner; and

          (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

        Accuracy-Related Penalties.    Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. Penalties may also be imposed for engaging in transactions without economic substance. We do not anticipate engaging in transactions without economic substance or otherwise participating in transactions that would subject our common unitholders to accuracy-related penalties.

State, Local, Non-U.S. and Other Tax Considerations

        In addition to federal income taxes, common unitholders may be subject to other taxes, including state and local and non-U.S. income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which you are a resident. We currently conduct business or own property in several states. Some or all of these states may impose an income tax on nonresident partners of partnerships doing business within the state, and we may also own property or do business in other states in the future that impose income or similar taxes on nonresident persons owning an interest in us. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on its investment in us.

        It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective common unitholder consult, and rely upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each common unitholder to file all state, local and non-U.S. as well as U.S., federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN EAGLE ROCK ENERGY PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

        An investment in our common units by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code and may be subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, "Similar Laws"). As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities, IRAs and other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

General Fiduciary Matters

        ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

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  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

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  whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

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  whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

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  whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under "—Prohibited Transaction Issues" below);

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  whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion under "—Plan Asset Issues" below); and

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  whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors."

        The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the employee benefit plan or IRA, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

        In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Under these regulations, an entity's underlying assets generally would not be considered to be "plan assets" if, among other things:

          (a)   the equity interests acquired by the employee benefit plan are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, are "freely transferable" (as defined in the applicable Department of Labor regulations) and are either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

          (b)   the entity is an "operating company"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

          (c)   there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates, and certain other persons, is held by the employee benefit plans and IRAs referred to above.

        With respect to an investment in our common units, we believe that our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (c)).

        The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions or other violations, plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and Similar Laws.

 SELLING UNITHOLDERS

        This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 53,340,601 common units owned by the selling unitholders. These common units were issued to the selling unitholders in multiple transactions, including (i) a private placement by us in June 2006, (ii) a private placement in connection with our initial public offering in October 2006, (iii) a private placement by us in April 2007, (iv) a private placement by us in July 2007, (v) a private placement by us in May 2010 pursuant to that certain Amended and Restated Securities Purchase and Global Transaction Agreement dated as of January 12, 2010, (vi) upon the exercise by certain of the selling unitholders' rights and warrants to purchase common units that were issued in May 2010 and (vii) as consideration for our purchase of CC Energy II L.L.C. in May 2011.

        All transactions were completed in transactions compliant with or otherwise exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof or otherwise. We are registering the resale of the common units described below pursuant to the provisions of our Partnership Agreement.

        No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time such selling unitholder offers or sells common units. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

        Founded in 1988, Natural Gas Partners is a family of private equity investment funds, with cumulative committed capital of approximately $10.5 billion since inception, organized to make direct equity investments in the natural resources sector. Natural Gas Partners owns a significant equity position in us and, pursuant to our Partnership Agreement, is entitled to appoint three members of the board of directors. We have agreements with Natural Gas Partners that restrict its control of our board of directors, restrict its voting rights with respect to our common units and grant certain registration rights with respect to certain of its common units.

        The following table sets forth information relating to the selling unitholders as of September 16, 2014 based on information supplied to us by the selling unitholders on or prior to that date. We have not sought to verify such information. Information concerning the selling unitholders may change over time and selling unitholders may be added; if necessary, we will supplement this prospectus accordingly. None of the selling unitholders is a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. Each of the selling unitholders is deemed under federal securities laws to be an underwriter with respect to the common units it may sell in connection with this offering. The selling unitholders may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. In addition, the selling unitholders may have sold, transferred or otherwise disposed of some or all of their common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

Selling Unitholders	Common Units Owned Prior to the Offering(1)	Common Units That May Be Offered Hereby(1)
Montierra Minerals & Production, L.P.(2)	6,224,449	6,224,449
Montierra Management LLC(2)	50,311	50,311
Natural Gas Partners VII, L.P.(2)	3,004,733	3,004,733
ERH NGP 7 SPV, LLC(2)	3,593,475	3,593,475
NGP Income Management, L.L.C.(2)	54,714	54,714
Natural Gas Partners VIII, L.P.(2)	31,429,939	31,429,939
ERH NGP 8 SPV, LLC(2)	7,028,548	7,028,548
NGP Income Co-Investment Opportunities Fund II, L.P.(2)	1,954,432	1,954,432

(1)
All common units owned by the selling unitholders are being offered.

(2)
G.F.W. Energy VII, L.P., GFW VII, L.L.C. ("GFW VII"), G.F.W. Energy VIII, L.P. and GFW VIII, L.L.C. ("GFW VIII") may be deemed to beneficially own the units held by or attributable to Natural Gas Partners VII, L.P. ("NGP VII") and Natural Gas Partners VIII, L.P. ("NGP VIII"), respectively, by virtue of GFW VII, L.L.C. being the general partner of G.F.W. Energy VII, L.P. (which is the general partner of NGP VII) and GFW VIII, L.L.C. being the general partner of G.F.W. Energy VIII, L.P. (which is the general partner of NGP VIII). Kenneth A. Hersh, who is an Authorized Member of each of GFW VII and GFW VIII, may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of the units beneficially owned by NGP VII and NGP VIII. Mr. Hersh disclaims beneficial ownership of the units, except to the extent of his pecuniary interest therein. Mr. Hersh does not own directly any such units. GFW VII has delegated full power and authority to manage NGP VII, and GFW VIII has delegated full power and authority to manage NGP VIII, respectively, to NGP Energy Capital Management, L.L.C. ("NGP ECM") and accordingly, NGP ECM may be deemed to share voting and dispositive power over those units. NGP VII owns a majority limited partner interest in Montierra Minerals & Production, L.P. ("Montierra"). NGP VII controls Montierra Management LLC, the general partner of Montierra. NGP VII owns 100% of NGP Income Management, L.L.C. ("NGP Income Management") and Eagle Rock Holdings NGP 7, LLC ("ERH NGP 7"), and ERH NGP 7 owns 100% of ERH NGP 7 SVP, LLC ("SVP 7"). NGP VII may be deemed to beneficially own all of the units of each of NGP Income Management and SPV 7 (collectively, the "NGP VII Subsidiary Units"). NGP VIII owns 100% of Eagle Rock Holdings NGP 8, LLC ("ERH NGP 8"), and ERH NGP 8 owns 100% of ERH NGP 8 SPV, LLC ("SPV 8"). NGP VIII may be deemed to beneficially own all of the units of SPV 8 (the "NGP VIII Subsidiary Units"). In addition to the amounts deemed beneficially owned, NGP VII also has direct beneficial ownership of 3,004,733 units, and NGP VIII also has direct beneficial ownership of 31,429,939 units, as reported on Schedule 13D/A dated and filed with the SEC as of December 30, 2013. NGP ECM may be deemed to share dispositive power over the units held by NGP VII and NGP VIII; thus, NGP ECM may also be deemed to be the beneficial owner of the NGP VII Subsidiary Units and the NGP VIII Subsidiary Units. NGP ECM controls NGP Income Co-Investment II GP, L.L.C., the general partner of NGP Income Co-Investment Opportunities Fund II, L.P. ("NGP Co-invest"); thus, NGP ECM may also be deemed to be the beneficial owner of the securities owned by NGP Income Co-invest. NGP ECM disclaims beneficial ownership of our units except to the extent of its pecuniary interest therein.

PLAN OF DISTRIBUTION

        As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. The selling unitholders may choose not to sell any of their common units. Distributions of the common units by the selling unitholders, or by their partners, pledgees, donees, transferees or other successors in interest, may from time to time be offered for sale either directly by such selling unitholder or other person, or through underwriters, dealers or agents or on any exchange on which the common units may from time to time be traded, in the over-the-counter market, in independently negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The methods by which the common units may be sold include:

  •
  underwritten transactions;

  •
  privately negotiated transactions;

  •
  exchange distributions and/or secondary distributions;

  •
  sales in the over-the-counter market;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  broker-dealers may agree with the selling unitholders to sell a specified number of such common units at a stipulated price per unit;

  •
  a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  •
  short sales;

  •
  a public auction;

  •
  an offering at other than a fixed price on or through the facilities of any stock exchange on which the common units are listed or to or through a market maker other than on that stock exchange;

  •
  through the writing of options on the units, whether or not the options are listed on an options exchange;

  •
  through the distributions of the units by any selling unitholder to its partners, members or stockholders;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling unitholders may also directly make offers to sell some or all of the common units included in this prospectus to, or solicit offers to purchase such common units from, purchasers from time to time. If required, the prospectus supplement related to any such offering by the selling unitholders will set forth the terms of such offering.

        The selling unitholders may effect such transactions by selling the common units to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the common units for whom they may act as agent. The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the units against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common units for sale under the Securities Act and to indemnify the selling unitholders and each person who participates as an underwriter in the offering of the units against certain civil liabilities, including certain liabilities under the Securities Act.

        We will pay the costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to the selling unitholders' sale of common units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase common units as principal and thereafter resell the common units from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

  •
  on the NASDAQ;

  •
  in the over-the-counter market; or

  •
  in private transactions.

        Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the common units for whom they may act as agents. If any broker-dealer purchases the common units as principal, it may effect resales of the common units from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of common units for whom they may act as agents.

        In connection with sales of the common units under this prospectus, the selling unitholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common units in the course of hedging the positions they assume. The selling unitholders also may sell common units short and deliver them to close out the short positions or loan or pledge the common units to broker-dealers that in turn may sell them.

        From time to time, one or more of the selling unitholders may pledge, hypothecate or grant a security interest in some or all of the common units owned by them. The pledgees, secured parties or persons to whom the common units have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling unitholders. The number of a selling unitholder's common units offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling unitholder's common units will otherwise remain unchanged. In addition, a selling unitholder may, from time to time, sell the common units short, and, in those instances, this prospectus may be delivered in connection with the short sales and the common units offered under this prospectus may be used to cover short sales.

        The selling unitholders may sell the common units they hold using a public auction process in which the public offering price and the allocation of the common units will be determined through an auction conducted by an auction agent. The auction process may involve a modified "Dutch auction" mechanic in which the auction agent (and potentially other brokers) will receive and accept bids from bidders at either a minimum bid price or at price increments in excess of the minimum bid price. The auction agent and any such other brokers may be the underwriters of the offering or their affiliates. After the auction closes and those bids become irrevocable, the auction agent will determine the clearing price for the sale of the common units offered in the auction, and subject to agreement between the selling unitholders and the underwriter or underwriters to proceed with the offering, the common units will be allocated to winning bidders by the underwriter or underwriters. If the selling unitholders use a public auction process to sell the common units, a more detailed description of the procedures to be used in connection with any such auction will be set forth in a pricing supplement to this prospectus.

        The selling unitholders or their respective underwriters, broker-dealers, or agents may make sales of the common units that are deemed to be an at-the-market offering as defined in Securities Act Rule 415, which includes sales of such common units made directly on or through the NASDAQ, the existing trading market for the common units, or in the over-the-counter market or otherwise.

        The selling unitholders and any underwriters, broker-dealers or agents who participate in the distribution of the common units may be deemed to be "underwriters" within the meaning of the Securities Act. To the extent any of the selling unitholders are broker-dealers, they are, according to SEC interpretation, "underwriters" within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling unitholders are deemed to be underwriters, the selling unitholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in one or more prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the common units may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

        In addition, the selling unitholders may sell common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

        The selling unitholders and other persons participating in the sale or distribution of the common units will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common units by the selling unitholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common units in the market and to the activities of the selling unitholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the particular common units being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.

        The aggregate maximum compensation the underwriters will receive in connection with the sale of any common units under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

        Because the Financial Industry Regulatory Authority ("FINRA") views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with FINRA Rules.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the common units in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

        In connection with offerings under this shelf registration statement and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the common units at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the common units for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the common units, the underwriters, brokers or dealers may place bids for the common units or effect purchases of the common units in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the common units in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed common units in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the common units, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

        These transactions may be effected on or through the NASDAQ, the existing trading market for the common units, or in the over-the-counter market or otherwise.

LEGAL MATTERS

        Vinson & Elkins L.L.P. will pass upon the validity of the securities offered under this registration statement. If certain legal matters in connection with an offering of the common units made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        The consolidated financial statements of Eagle Rock Energy Partners, L.P. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The information incorporated by reference into this prospectus regarding estimated quantities of proved reserves and their present value is based on estimates of the proved reserves and present values of proved reserves as of December 31, 2013 prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. These estimates are incorporated by reference into this prospectus in reliance upon the authority of the firm as experts in these matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the common units registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates. We will pay all expenses (other than underwriting discounts and commissions) incurred by the selling unitholders.

Securities and Exchange Commission registration fee	$27,962
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Printing expenses	15,000
Miscellaneous	7,038

Total	$150,000

Item 15.    Indemnification of Directors and Officers.

Eagle Rock Energy Partners, L.P.

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. Under Eagle Rock Energy Partners, L.P.'s limited partnership agreement and subject to specified limitations, Eagle Rock Energy Partners, L.P. shall indemnify to the fullest extent permitted by Delaware law any person serving as a director, officer, member, partner, fiduciary or trustee of Eagle Rock Energy Partners, L.P. or any of its affiliates or any person serving in such capacity for any other entity at the request of Eagle Rock Energy Partners, L.P. or any of its affiliates from and against all losses, claims, damages or similar events arising by reason of such person's above mentioned position with respect to Eagle Rock Energy Partners, L.P. Provided, that such person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court determining that such person acted in bad faith. Additionally, Eagle Rock Energy Partners, L.P. will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person designated by Eagle Rock Energy Partners, L.P.'s general partner. Any indemnification under Eagle Rock Energy Partners, L.P.'s limited partnership agreement will only be out of its assets. Eagle Rock Energy Partners, L.P. is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons from Eagle Rock Energy Partners, L.P.'s activities, regardless of whether Eagle Rock Energy Partners, L.P. would have the power to indemnify the person against liabilities under Eagle Rock Energy Partners, L.P.'s limited partnership agreement.

        Each of the directors and senior vice presidents (collectively, the "Indemnitees") of Eagle Rock Energy G&P, LLC ("G&P") and Eagle Rock Energy Partners, L.P., G&P, Eagle Rock Energy GP, L.P. (all three entities collectively, "the Indemnitors") have entered into a Supplemental Indemnification Agreement. The agreement provides for indemnification coverage if a person (a) serving Eagle Rock Energy Partners, L.P. or any of its subsidiaries, or (b) serving at the request of Eagle Rock Energy Partners, L.P. or any of its subsidiaries, becomes involved in litigation proceedings. The Indemnitee may request advancement of expenses upon delivery of an undertaking to G&P that the Indemnitee will reimburse G&P for the expenses if it is determined that the Indemnitee is not entitled to the expenses. The Indemnitee also may request that independent counsel determine whether the Indemnitee is entitled to indemnification. If not requested, the disinterested members of the board of directors will make the determination of entitlement, or the board of directors will appoint independent counsel. The Indemnitee is entitled to indemnification to the fullest extent of the applicable Delaware law unless the Indemnitee's conduct was knowingly fraudulent, not in good faith or constituted willful misconduct, or, in the case of a criminal matter, was knowingly unlawful or was otherwise covered by insurance payments. Although the indemnification obligations of Eagle Rock Energy Partners, L.P. under the Supplemental Indemnification Agreements are intended to be supplemental to the indemnification provided under Eagle Rock Energy Partners, L.P.'s partnership agreement as discussed above, the general indemnification standard is substantively no different than that provided under that partnership agreement.

Item 16.    Exhibits.

        See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17.    Undertakings.

  (1)
  The undersigned registrant hereby undertakes:

  (a)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (i), (ii) and (iii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (b)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d)
    That, for the purpose of determining liability under the Securities Act to any purchaser:

    (i)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (2)
  Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 18, 2014.

EAGLE ROCK ENERGY PARTNERS, L.P.
By:	Eagle Rock Energy GP, L.P., its general partner
By:	Eagle Rock Energy G&P, LLC, its general partner
By:	/s/ JOSEPH A. MILLS Joseph A. Mills Chairman and Chief Executive Officer

POWER OF ATTORNEY

        All those persons whose signatures appear below do hereby constitute and appoint Joseph A. Mills, Robert M. Haines and Charles C. Boettcher, and each of them, our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statements, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ JOSEPH A. MILLS Joseph A. Mills	Director, Chief Executive Officer (Principal Executive Officer)	September 18, 2014
/s/ ROBERT M. HAINES Robert M. Haines	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	September 18, 2014
/s/ DAVID W. HAYES David W. Hayes	Director	September 18, 2014

Signature	Title	Date

/s/ PHILIP B. SMITH Philip B. Smith	Director	September 18, 2014
/s/ WILLIAM A. SMITH William A. Smith	Director	September 18, 2014
/s/ CHRISTOPHER D. RAY Christopher D. Ray	Director	September 18, 2014
/s/ WILLIAM K. WHITE William K. White	Director	September 18, 2014
/s/ PEGGY A. HEEG Peggy A. Heeg	Director	September 18, 2014
/s/ HERBERT C. WILLIAMSON, III Herbert C. Williamson, III	Director	September 18, 2014

INDEX TO EXHIBITS

Exhibit Number	Description
**1.1	Form of Underwriting Agreement.

3.1	Second Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of the registrant's Current Report on Form 8-K filed with the Commission on May 25, 2010).

3.2	Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. (incorporated by reference to Exhibit 4.1 of the registrant's Current Report on Form 8-K filed with the Commission on July 30, 2010).

3.3	Limited Partnership Agreement of Eagle Rock Energy GP, L.P. (incorporated by reference to Exhibit 3.4 of the registrant's Registration Statement on Form S-1 (File No. 333-134750)).

3.4	Third Amended and Restated Limited Liability Company Agreement of Eagle Rock Energy G&P, LLC (incorporated by reference to Exhibit 4.2 of the registrant's Current Report on Form 8-K filed with the Commission on July 30, 2010).

4.1	Form of Common Unit Certificate (included as Exhibit A to the Second Partnership Agreement of Eagle Rock Energy Partners, L.P.) (incorporated by reference to Exhibit 3.1 of the registrant's Current Report on Form 8-K filed on May 25, 2010).

*5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

*8.1	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Cawley, Gillespie & Associates, Inc.

*23.3	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).

*24.1	Power of Attorney (included on signature pages of this registration statement).

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Filed herewith.

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To be filed, as applicable, as an Exhibit to a Current Report on Form 8-K or a post-effective amendment to this registration statement.